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                                                                    Exhibit 4.77

                      UNIFIED PLATFORM VERTIFICATION SYSTEM
                          SOFTWARE LICENSING AGREEMENT

     This Software Licensing Agreement (this "Agreement") is entered into by and between the following Parties on January 1, 2007 ("Effective Date") in Shanghai:

     SHANDA COMPUTER (SHANGHAI) CO., LTD., a corporation organized and existing under the laws of the People's Republic of China (the "PRC") and having its registered address at No.1 Office Building, No.690 Bibo Road, Pudong New Area, Shanghai, the PRC ("Shanda Computer" or the "Licensor");

     NANJING SHANDA NETWORKING CO., LTD., a corporation duly organized and validly existing under the laws of the PRC and having its principal place of business at Room 801, 18 F International Garden Apartment, High-technology Area, Nanjing, the PRC ("Nanjing Shanda" or the "Licensee").

                                    RECITALS

     WHEREAS, the Licensor owns the software program of Licensed Software (as defined below);

     WHEREAS, Nanjing Shanda desires to license the Licensed Software;

     WHEREAS, the Licensor is willing to license the Licensed Software to Nanjing Shanda.

     NOW AND THEREFORE, the parties through consultations agree as the follows:

1    DEFINITIONS

The terms concerned used in this Agreement are hereby defined as follows:

1.1 "Authorized Personnel" means the employees of the Licensee and personnel from third parties who work on behalf of the Licensee under a contract (which shall include confidentiality clause) entered into and between the Licensee and the third party.

1.2 "Central-south China" shall mean the provinces of Henan, Hunan, Hubei, Guangdong and Hainan and the Guangxi autonomous region.

1.3 "Confidential Information" means the technical information and management information which have not been publicly disclosed, can bring economic benefits to obligees, have practicability and are subject to the confidential measures adopted by the obligees,


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     including but not limited to computer software, technical parameter, price list, design, software documentation, manuals, models and account tables.

1.4 "Designated Computer" means the computers and the upgraded computers thereof installed in the offices of the Licensee.

1.5 "East China" shall mean the provinces of Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi and Shandong and Shanghai Municipality.

1.6 "Licensed Program" means the executable processing programs of licensed information, which is composed of various modules in the Licensed Software package provided by the Licensor.

1.7 "Licensed Information" means any information concerning the Licensed Program, which is owned by the Licensor and is licensed to the Licensee together with the Licensed Program. Licensed Information includes such information as input form, user manual, interface format and input/output format and is delivered to and used by the Licensee as confidential information or proprietary property of the Licensor.

1.8 "Licensed Software" means the unified platform verification system to be used verify the identity of end users and save IP information provided by end users, which includes the Licensed Program and Licensed Information.

1.9 "Log-in Number" shall mean the login number used by end users in connection with the online game.

1.10 "Territory" shall mean East China and Central-south China.

1.11 "Upgrade Version" means the Licensed Software comprising of Licensed Program and/or the Licensed Information to which updating, enhancements, corrections, additions of BUG patches or other changes have been made. The exterior form of the Update Version is reflected by changes to the version numbers. For an example, in the version number 2.1.3, a change in the first number from left to right means the occurrence of a bigger version of the software, a change in the second number means substantial improvements to the software performance, and a change in the third number means slight improvements to the software performance.

2    GRANT OF LICENSE AND LIMITATIONS

     License to Use the Licensed Software. In accordance with the terms and conditions hereof, the Licensor agrees to grant to Nanjing Shanda a license for the Territory to install and operate the Licensed Software on the Designated Computers and to grant to its customers the right to use such software system.


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3    ROYALTY FEES

3.1 From the first month after the installation of the Licensed Software on the Designated Computer, the Licensee shall pay the Licensor a royalty fee, the calculation formula of which is: royalty fee= Log-in Number x unit price as set forth in Exhibit A.

3.2 Subsequent to the installation and formal operation of the Licensed Software, the Licensee shall pay the Licensor royalty fee on a monthly basis, and payment of the royalty fee of each month shall be made within fifteen (15) days of the end of such month.

3.3  Shanda Computer shall deliver the invoice to the Licensee within fifteen
     (15) days after the receipt of such installation fees.

4    ORIGINALITY WARRANTY

4.1 The Licensor warrants that the Licensed Software does not infringe any copyright, patent or trademark or proprietary information of any third Party.

4.2 In the event of any legal proceedings or claims by a third party against the Licensee alleging an infringement of any PRC copyright, patent or trade secrets owned by such third party in connection with the use of the Licensed Software or any part thereof within the scope of the license hereunder, the Licensor will reimburse the Licensee for any cost, expense and loss and the litigation fees and attorney fees payable by the Licensee according to the final court, provided that (a) the Licensee promptly inform the Licensor of the claims relating to said infringements, (b) the Licensee grants the Licensor full authorization and provide the Licensor with all information and assistance necessary for enabling the Licensor to defend the claims, and (c) the Licensor has full control over the defending of the claims and the negations relating to the compromise and settlement of the claims.

4.3 If the Licensee's use of the Licensed Software will infringe or in the Licensor's opinion is likely to infringe the copyright, patent or trade secrets alleged by the third party in the above mentioned claims, the Licensor shall be entitled to adopt any measures to enable the Licensee to continue to use the Licensed Software, or the Licensor may replace it with substitutes or modify the Licensed Software so that it will be free of infringement and at the same time it can achieve the equivalent function as the Licensed Software.

4.4 Notwithstanding anything provided herein, the Licensor shall not be liable for infringement of copyright, patent or trade secret arising out of any of the following circumstances:

     (a) the latest version of the Licensed Software, which is free of said infringement, has been provided to the Licensee for free without any changes, and the Licensee still uses other versions;


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     (b)  The program and data of the Licensed Software has been provided to the
          Licensee based on thorough studying. The licensee uses the Licensed Software together with other program or dada, and had the Licensee not done so, said infringement would have been avoided. However, the Licensee fails to avoid the use of the Licensed Software together with other program and data;

     (c) The Licensee uses the Licensed Software on computers other than the Designated Computer.

5    TERM AND TERMINATION

     The term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2007. During the term of this Agreement the Licensee shall not unanimously terminate this Agreement.

6    APPLICABLE LAWS

     This Agreement shall be governed by the laws of the People's Republic of China.

7    GENERAL PROVISIONS

     This Agreement and the exhibits hereof signed by the Parties constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, merges all discussions between them and supersedes and replaces any and every other prior or contemporaneous agreement, understanding or negotiation that may have existed between the Parties. No amendment to this Agreement shall be effective until the Parties mutually agree in the form of a written instrument.

              [The remainder of the Page Intentionally Left Blank]


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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed and delivered by a duly authorized representative as of the date first above written.

SHANDA COMPUTER (SHANGHAI) CO., LTD.


By: /s/ Chen Tianqiao
    ---------------------------------
Name: Chen Tianqiao
Title: Chief Executive Officer


NANJING SHANDA NETWORKING CO., LTD.


By: /s/ Tang Jun
    ---------------------------------
Name: Tang Jun
Title: President


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Exhibit A

   GAME NAME     UNIT PRICE
--------------   ----------
The Woool           0.001
The Magic Land     0.0005
Crazy Kart         0.0005
Shanda Richman     0.0005
The Age            0.0005
3G Hero            0.0005
Maple Story        0.0005
BNB                0.0005
Bianfeng Game      0.0005


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Exhibit B

The parties agree to add the online game to use the Licensed Software as following:

GAME NAME   UNIT PRICE
---------   ----------



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